Exhibit 99.1
RealNetworks Announces Completion of the Sale of Napster to MelodyVR

SEATTLE, January 5, 2021 -- RealNetworks, Inc. (Nasdaq: RNWK) today announced the completion of the previously disclosed sale of Rhapsody International, Inc., which does business as Napster, to MelodyVR Group PLC. Effective December 30, 2020 and pursuant to the merger agreement between the parties, MelodyVR’s subsidiary merged with and into Napster, with Napster surviving and becoming a wholly-owned subsidiary of MelodyVR. RealNetworks, which owned 84% of Rhapsody, was not a direct party to the merger agreement other than as a security holder representative.

“We are very pleased with the completion of the sale of Napster to MelodyVR,” said Rob Glaser, Chairman and CEO of RealNetworks. “The proceeds of the sale strengthen Real’s balance sheet and enable us to focus even more deeply on our primary growth initiatives which consist of two machine learning-based businesses, SAFR and Kontxt, and our GameHouse casual games business.”

Valued at the closing date, the price of the transaction is approximately $70.6 million, comprising $15.0 million in cash, $11.6 million in MelodyVR stock, and assumption by MelodyVR of approximately $44.0 million in payment obligations, primarily to various music industry entities. In connection with the sale, RealNetworks received $1.5 million on repayment of a note and $10.0 million worth of MelodyVR stock in repayment of an outstanding loan; these shares are subject to a 12-month lockup. RealNetworks also received $5.7 million in cash and stock proceeds in liquidation preference based on its preferred stock holdings in Napster. In addition, $3.0 million will be held in an 18-month indemnity escrow; the residual portion will be paid to RealNetworks after 18 months.

A portion of the proceeds paid to RealNetworks is subject to contingent consideration obligations associated with its January 2019 acquisition from Columbus Nova of a 42% Napster stake and a $5.0 million loan that Columbus Nova had made to Napster. As a result of the sale, RealNetworks expects to pay Columbus Nova an estimated $4.8 million in value, including shares of MelodyVR stock valued at the closing of the Napster sale transaction.

Glaser added, “I want to thank the Napster leadership team for all of their great work getting us to this point. Moreover, since we will be an ongoing shareholder in the merged company, we wish MelodyVR great success.”

About RealNetworks
Building on a legacy of digital media expertise and innovation, RealNetworks has created a new generation of products that employ best-in-class artificial intelligence and machine learning to enhance and secure our daily lives. SAFR (www.safr.com) is the world's premier facial recognition platform for live video. Leading in real-world performance and accuracy as evidenced in testing by NIST, SAFR enables new applications for security, convenience, and analytics. For information about our other products, visit www.realnetworks.com.

RealNetworks is a registered trademark of RealNetworks, Inc. All other trademarks, names of actual companies and products mentioned herein are the property of their respective owners.

Forward-Looking Statements
This press release contains forward-looking statements that involve risks and uncertainties, including statements relating to RealNetworks' current expectations regarding the potential benefits of the Napster sale transaction and anticipated proceeds payable to Columbus Nova. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements. These statements reflect RealNetworks’ expectations as of today, and actual results may differ materially from the results predicted. Factors that could cause actual results to differ from the results predicted include growth and other benefits from the implementation of the Company’s growth plan, strategic initiatives, and restructuring efforts; and other potential risk factors that could affect RealNetworks' business and financial results described in RealNetworks' annual report on Form 10-K for the most recently reported fiscal year, its quarterly reports on Form 10-Q and in other reports and documents filed by RealNetworks from time to time with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statements or information, which are in effect as of their respective dates.

For More Information:
Investor Relations for RealNetworks
Kimberly Orlando, Addo Investor Relations
310-829-5400
IR@realnetworks.com
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